Exhibit 23.8

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Applied Blockchain, Inc. on Amendment No. 6 to the Form S-1 File No. 333-261278 of our report dated August 13, 2021, with respect to our audits of the consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2021 and 2020, and for the two year period then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 11, 2022